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                                                                     Exhibit 2.1


                                 AMENDMENT NO. 1

                                       TO

                          MASTER TRANSACTION AGREEMENT

                                       AND

                   AGREEMENT OF PURCHASE AND SALE OF ASSETS


This AMENDMENT NO. 1 TO THE MASTER TRANSACTION AGREEMENT AND AGREEMENT OF PURCHASE AND SALE OF ASSETS (the "AMENDMENT") is made as of May 30, 2001, by and among MERITAGE CORPORATION, a Maryland corporation ("MERITAGE or PARENT"); HANCOCK-MTH BUILDERS, INC., an Arizona corporation ("BUILDER BUYER"); HANCOCK-MTH COMMUNITIES, INC., an Arizona corporation ("SALES BUYER," and collectively with Builder Buyer, "BUYERS"); HC BUILDERS, INC., an Arizona corporation ("SELLER"), and HANCOCK COMMUNITIES, L.L.C., an Arizona limited liability company ("SELLER," and collectively with HC Builders, "SELLERS").

                                    RECITALS

      Parent, Buyers and Sellers are parties to a certain Master Transaction Agreement ("MASTER AGREEMENT") and Agreement of Purchase and Sale of Assets ("ASSET AGREEMENT"), each dated as of May 7, 2001 (collectively, the "AGREEMENTS").

      Parent, Buyers and Sellers desire to revise certain terms of the Agreements, and all acknowledge and agree that modification of the Agreements is in each of their best interests and is made for good and valuable consideration, the adequacy of which is hereby acknowledged.

      Except as expressly provided in this Amendment, the Agreements will remain unchanged and in full force and effect; however, nothing contained in the Agreements will have the effect of preventing or limiting, in any way, the terms of this Amendment. Furthermore, if any conflict arises between the terms of this Amendment and the terms of the Agreements, this Amendment will govern as to the conflicting terms.

      The parties agree to amend the Agreements as follows:

                                MASTER AGREEMENT

      1. The definition of "Adjusted Book Value" contained in Section 1.1 of the Master Agreement is amended to read as follows:

      "Adjusted Book Value" shall mean total equity of the Hancock Communities Business as reflected on the Closing Balance Sheet, FINAL BALANCE SHEET, AND ADJUSTED BALANCE SHEET, AS THE CASE MAY BE, which ARE to be prepared in accordance with Adjusted GAAP, consistent with the March 31, 2001 balance sheet, attached as SCHEDULE 2.5A(3).


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      2. The definition of "Closing Balance Sheet" contained in Section 1.1 of the Master Agreement is amended to read as follows:

      "Closing Balance Sheet" shall mean an estimated closing balance sheet, as of May 31, 2001, for the Hancock Communities Business, prepared in accordance with Adjusted GAAP to be delivered to Parent and Buyers prior to the Closing.

      3. Section 1.1 of the Master Agreement is amended to add the following definition:

      "FINAL BALANCE SHEET" shall mean a balance sheet reflecting the actual closing balances for the Hancock Communities Business, prepared in accordance with Adjusted GAAP, as of May 31.

      4. The final paragraph of Section 2.4 of the Master Agreement is amended to read as follows:

                  In addition, at Closing, Buyers shall pay off all (i) loans due to Exeter outstanding as of the Closing (which Sellers advise Parent and Buyers includes certain officer loans that Exeter intends to pay off at Closing), and (ii) "equity" loans and real estate loans due to American West outstanding as of the Closing, each as set forth on Schedule 2.4 and reflected in the March 31, 2001 balance sheet set forth on Schedule 2.5A(3), together with all accrued interest thereon; provided, that immediately prior to Closing, Sellers shall apply all available cash and cash equivalents to reduce the amounts of the loans described in clause (ii) of this paragraph.

      5. Section 2.5C of the Master Agreement is amended to read as follows:

            Adjustment. For the purpose of making an initial determination of Adjusted Book Value, Sellers shall deliver to Parent, a Closing Balance Sheet, prepared in accordance with Adjusted GAAP consistent with Schedule 2.5A(3). For purposes of this Agreement and the transactions contemplated hereby, the term "Adjusted GAAP" will mean GAAP except for the following adjustments: (a) interest on loans due to Exeter (which Sellers advise Parent and Buyers includes certain officer loans that Exeter intends to pay off at Closing) shall be expensed rather than capitalized and (b) Excluded Assets and Excluded Liabilities will be excluded; provided, however, that reserves relating to Unassumed Construction Claims will be included to reflect that Buyers will perform warranty repairs as provided in Section 2.5E. No later than June 15, 2001, Sellers will deliver to Parent a balance sheet reflecting the actual closing balances for the Hancock Communities Business, prepared in accordance with Adjusted GAAP, as of May 31, 2001 (the "Final Balance Sheet"). In the event that the Adjusted Book Value reflected on the Closing Balance Sheet is different from the Adjusted Book Value reflected on the Final Balance Sheet, the Purchase Price will be adjusted on a dollar for dollar basis and payments made promptly by and to the appropriate parties in immediately available funds. Within 15 days of Sellers' delivery of the Final Balance Sheet, Parent will conduct a review of the Final Balance Sheet (the "Buyer Review") to


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      verify the Adjusted Book Value, and, accordingly, the Purchase Price. In connection with the Buyer Review, Parent will promptly advise Buyers of any required adjustments to the Final Balance Sheet, and will provide Sellers with an Adjusted Balance Sheet reflecting those adjustments and the financial position of the Hancock Communities Business as of May 31, 2001. The Adjusted Balance Sheet will become final and binding on the parties unless within 15 business days following delivery thereof to Sellers, Sellers notify Parent in writing that Sellers object thereto. If Sellers object to the Adjusted Balance Sheet, and after good faith consultation with respect to the objection, the parties are unable to reach an agreement within 15 days, then the parties shall resolve the dispute in the manner provided in Exhibit I; provided, however, that the arbitrator shall be an accounting firm of national repute (other than the firms currently serving as auditor for Parent or Sellers) as may be mutually agreed upon by Parent and Sellers (the "Accounting Arbitrator"). The determination of the Accounting Arbitrator shall be final and binding on all parties, and judgment on the arbitration award may be enforced in any court having jurisdiction over the subject matter of the controversy. Buyers and Sellers shall each pay the cost of their own accounting and other professionals and shall bear equally the fees and expenses of the Accounting Arbitrator. In the event that the Adjusted Book Value, as determined pursuant to the Buyer Review, is different from the Adjusted Book Value reflected on the FINAL Balance Sheet, the Purchase Price will be adjusted on a dollar for dollar basis and payments made promptly by and to the appropriate parties in immediately available funds.

      6. Section 6.6 of the Master Agreement is amended to read as follows:

      Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, the Asset Agreement and the Real Property Agreement, including obtaining all necessary waivers, consents, and approvals and effecting all necessary registrations and filings and submissions of information requested by governmental authorities. Sellers agree that they, at any time before or after the Closing, will execute, acknowledge, and deliver any further consents, deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer either necessary to consummating the sale, transfer, assignment, grant, and conveyance of the Acquired Assets as contemplated in this Agreement, the Asset Agreement and the Real Property Agreement or as reasonably requested by Parent, and will take any other action consistent with the terms of this Agreement, the Asset Agreement or the Real Property Agreement that may reasonably be requested by Parent, for the purpose of assigning, transferring, granting, conveying, and confirming to Buyers, or reducing to possession, any or all property to be conveyed and transferred by this Agreement, the Asset Agreement or the Real Property Agreement. If requested by Parent or Buyers, Sellers further agree to prosecute or otherwise enforce in its name for the benefit of Parent or Buyers, any claims, rights, or benefits that are transferred to Buyers by this Agreement and that require prosecution or enforcement in its name. Any prosecution or enforcement of claims, rights, or benefits under this Section (except with respect to obtaining necessary consents) shall be solely at Buyers' expense, unless the prosecution or enforcement is made necessary by a


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breach of this Agreement by Sellers. After the Closing and for a period of 6 months, the parties will cooperate in good faith and use commercially reasonable efforts to resolve any issues which may arise in the transition of the Hancock Communities Business.

      7. A new Section 6.16 will be added to the Master Agreement to read as follows:

      Contractor's License. After the Closing, Sellers will continue to serve as general contractor for home building operations to be conducted by Buyers until
(i) Buyers have obtained an appropriate contractor's license or (ii) June 30, 2001, whichever is earlier. Additionally, during this period Sellers will attempt to ensure that a sufficient number of sub-contractors remain to conduct the home-building operations of Hancock-MTH Builders, Inc. as conducted by Sellers prior to the Closing. Notwithstanding anything to the contrary expressed in this Agreement or any of the other Agreements, as defined in Section 11.16, the effective date of any assignment of any contract with any sub-contractor of HC Builders shall not occur prior to the earlier of (i) or (ii) above.

      8. A new Section 6.17 will be added to the Master Agreement to read as follows:

      Post-Closing Matters. Promptly after the Closing, but in any event, on or before June 30, 2001, Sellers shall use their commercially reasonable efforts to accomplish the following: (i) obtain consents to assignments of all utility contracts identified on Schedule 4.5, (ii) obtain consents to assignments of all city development agreements identified on Schedule 4.5, (iii) obtain consents estoppels and amendments from the current land owner under the Option Agreement dated October 18, 1999, as amended, between Sellers and Pleasant Road Limited Partnership which (1) provides the consent of such land owner to the assignment of such Option Agreement to Buyers and the land bankers involved, (2) confirms no present defaults exist under the Option Agreement, and (3) amends the Option Agreement so that it confirms the Option Agreement extends through three years and six months after the opening of escrow under the Option Agreement. All such consents and other documents will be in form and substance reasonably acceptable to Parent. Sellers' liability for any consequences from the failure to obtain the foregoing consents shall be limited to Buyers' actual damages (not consequential or other damages) and expenses (including attorneys' fees and costs) and shall be subject to the provisions of the Indemnification Agreement, including provisions therein concerning dollar limits, except as set forth in
Section 4B thereto.

      9. A new Section 6.18 will be added to the Master Agreement to read as follows:

      Pleasant Valley Property.

      (a) The Real Property Agreement contemplates the sale of real estate known as the Pleasant Valley property. Builder Buyer is seeking to "land bank" the Pleasant Valley property in conjunction with Builder Buyer's acquisition of control over the Pleasant Valley property.

      (b) Sellers have agreed that the proceeds of the sale of the Pleasant Valley property will be allocated to and should be disbursed by the escrow agent to American West Homes, Incorporated ("American West").


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      (c) Sellers are still in the process of obtaining an Assignment and
Assumption Agreement to the option agreement, and consent to its assignment to a third party.

      (d) Therefore, the parties agree to defer the sale of the Pleasant Valley property until the receipt of an Assignment and Assumption Agreement to the option agreement and a consent from the seller to an assignment thereof (such date being referred to as the "Extended Closing Date"), in each case in form and substance reasonably acceptable to all parties (including if applicable the "land banker"); provided however the Extended Closing Date will not be later than June 8, 2001.

      (f) During the deferral period, Meritage or Buyers effectively will pay American West interest on the deferred purchase price at the rate of LIBOR plus 175 basis points, on the deferral purchase price related to the Pleasant Valley Property.

      (g) The Pleasant Valley property will be sold to a land banker or land bankers identified by Builder Buyer prior to its closing if such transaction has been finalized as of the Extended Closing Date, or to Builder Buyer if such transaction has not been finalized as of such date.

      (h) Pending closing of the Pleasant Valley property, all funds and documents attributable to the sale of the Pleasant Valley Property will remain in escrow.


      10. Section 11.2 of the Master Agreement is amended to read as follows.

      In line 1, the expression "The Agreements, as defined in Section 11.16," is substituted for the expression "This Agreement."


                                 ASSET AGREEMENT

      1. Section 1.2B of the Asset Agreement is amended to read as follows:

      Any cash or cash equivalents (which remain on the balance sheet after Sellers use existing cash and cash equivalents to pay off or pay down outstanding American West loans), current assets, accounts receivable and notes receivable;


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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the date first written above by their respective officers thereunder duly authorized.


                             MERITAGE CORPORATION,
                             a Maryland corporation


                             -----------------------------------------
                             By:
                             Its:


                             HANCOCK-MTH BUILDERS, INC,
                             an Arizona corporation


                             -----------------------------------------
                             By:
                             Its:

                             HANCOCK-MTH COMMUNITIES, INC,
                             an Arizona corporation


                             -----------------------------------------
                             By:
                             Its:


                       [SIGNATURE PAGE TO AMENDMENT NO. 1]


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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the date first written above by their respective officers thereunder duly authorized.


                              HC BUILDERS, INC.,
                              an Arizona corporation


                              -----------------------------------------
                              By:
                              Its:

                              HANCOCK COMMUNITIES, L.L.C.,
                              an Arizona limited liability company


                              -----------------------------------------
                              By:
                              Its:


                              Acknowledged and agreed to (as to Paragraph 9
                              only) by:

                              AMERICAN WEST HOMES, INCORPORATED
                              a Nevada corporation


                              -----------------------------------------
                              By:
                              Its:


                       [SIGNATURE PAGE TO AMENDMENT NO. 1]


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